                                                                    Exhibit 10.4


                               PUT/CALL AGREEMENT

            This Put/Call Agreement (the "Agreement"), dated as of April 18, 2001, between WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation ("WWI"), and H.J. HEINZ COMPANY, a Pennsylvania corporation ("Heinz"). The parties hereto are sometimes hereinafter referred to collectively as the "Parties" and individually as a "Party".

                            W I T N E S S E T H :

            WHEREAS, Heinz owns 1,428,000 shares (the "Subject Shares") of common stock, par value $1.00 per share, of WWI (the "WWI Common Stock");

            WHEREAS, WWI, Heinz and Artal Luxembourg S.A. ("Artal") are parties to a Stockholders' Agreement, dated as of September 29, 1999 (the "Stockholders' Agreement"), relating to, among other things, the Subject Shares;

            WHEREAS, Heinz, WWI and Artal have entered into a letter agreement, dated the date hereof (the "Letter Agreement"), relating to this Agreement and the Stockholders' Agreement; and

            WHEREAS, WWI desires to have the ability to purchase, and Heinz desires to have the ability to sell, the Subject Shares in the manner described herein.

            NOW, THEREFORE, in order to implement the foregoing and in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

                                    ARTICLE I

                                   PUTS/CALLS

            SECTION 1.1. Put Rights. (a) Upon the terms and subject to the conditions of this Agreement, Heinz shall have the right and option on up to five (5) occasions (the "Put Option"), exercisable by written notice (the "Put Notice") delivered to WWI by registered mail or by overnight courier at any time after the date hereof and on or before May 15, 2002 (the "Put Exercise Period") stating that Heinz intends to exercise its right, pursuant to this Section 1.1, to sell to WWI (or such affiliate of WWI as shall be designated by WWI) and to cause WWI (or such affiliate of WWI) to purchase from Heinz any or all of the Subject Shares (such number of Subject Shares specified in such Put Notice, the "Put Shares") for an aggregate purchase price equal to the Put Price (as hereinafter defined). The Put Notice shall also specify the Put Date (as hereinafter defined). The Put Notice shall be deemed to have been delivered (i) five business days after being mailed by registered mail (return receipt requested and postage prepaid) to the recipient or (ii) one business day after being sent by overnight courier (receipt confirmation requested). If Heinz fails to deliver a Put Notice during the Put Exercise Period, Heinz shall have forfeited the Put Option.

            (b) For purposes hereof, with respect to each exercise of the Put Option, the term "Put Price" shall mean the Put Price Per Share multiplied by the number of Put Shares.

Subject to adjustment pursuant to Section 1.3 hereof, the "Put Price Per Share" shall equal $19.00.

            (c) Heinz shall fix the date (a "Put Date") for the exercise of a Put Option no earlier than ten (10) but not more than thirty (30) business days after the Put Notice is deemed to be delivered as set forth in Section 1.1(a) hereof; provided that, with respect to any Put Notice that is deemed to be delivered prior to May 3, 2001, Heinz may fix the Put Date with respect to the exercise of such Put Option no earlier than five (5) business days after such Put Notice is deemed to be delivered.

            (d) On the Put Date, Heinz will deliver the certificates representing the Put Shares (duly endorsed for transfer by Heinz or accompanied by duly executed stock powers in blank) to WWI (or such affiliate of WWI as shall be designated by WWI) against payment of the Put Price in cash by wire transfer of immediately available funds to an account at a bank designated by Heinz.

            SECTION 1.2. Call Rights. (a) Upon the terms and subject to the conditions of this Agreement, WWI (or such affiliate of WWI as shall be designated by WWI) shall have the right and option (the "Call Option"), exercisable by written notice (the "Call Notice") delivered to Heinz by registered mail or by overnight courier at any time (i) after the earlier to occur of (A) May 15, 2002 and (B) the date Artal could have delivered (without giving effect to the provisions of the Letter Agreement) a Sale Notice (as defined in the Stockholders' Agreement) to Heinz pursuant to Section 2.3 of the Stockholders' Agreement, provided that in no event shall such date be earlier than August 15, 2001 and (ii) on or before August 15, 2002 (the "Call Exercise Period") stating that WWI (or such affiliate of WWI) intends to exercise its right pursuant to this Section 1.2, to purchase from Heinz and to cause Heinz to sell to WWI (or such affiliate of WWI) any or all of the Subject Shares not previously purchased pursuant to Section 1.1 hereof (the "Call Shares") for an aggregate purchase price equal to the Call Price (as hereinafter defined). The Call Notice shall also specify the Call Date (as hereinafter defined). The Call Notice shall be deemed to have been delivered (A) five business days after being mailed by registered mail (return receipt requested and postage prepaid) to the recipient or (B) one business day after being sent by overnight courier (receipt confirmation requested). If WWI fails to deliver a Call Notice during the Call Exercise Period, WWI shall have forfeited the Call Option.

            (b) For purposes hereof, the term "Call Price" shall mean the Call Price Per Share multiplied by the number of Call Shares. Subject to adjustment pursuant to Section 1.3 hereof, the "Call Price Per Share" shall equal $19.00.

            (c) WWI shall fix the date (the "Call Date") for the exercise of the Call Option no earlier than ten (10) but not more than twenty (20) business days after the Call Notice is deemed to be delivered as set forth in Section 1.2(a) hereof.

            (d) On the Call Date, Heinz will deliver the certificates representing the Call Shares (duly endorsed for transfer by Heinz or accompanied by duly executed stock powers in blank) to WWI (or such affiliate of WWI as shall be designated by WWI) against payment of the

Call Price in cash by wire transfer of immediately available funds to an account at a bank designated by Heinz.

            SECTION 1.3. Recapitalizations. Notwithstanding any other provision of this Agreement, in the event of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger or consolidation (each, a "Recapitalization"), (i) the term "Subject Shares" shall also be deemed to include all securities issued in exchange for or with respect to the Subject Shares outstanding immediately prior to such Recapitalization in connection with such Recapitalization and (ii) the terms "Put Price Per Share" and "Call Price Per Share" shall equal (A) the number of Subject Shares outstanding immediately prior to such Recapitalization multiplied by $19.00, divided by (B) the number of Subject Shares outstanding immediately after giving effect to the Recapitalization.

            SECTION 1.4. Irrevocability of Notice. The delivery of a Put Notice by Heinz or a Call Notice by WWI shall irrevocably commit the Parties to the sale or purchase, as the case may be, of the applicable Put Shares and Call Shares, subject to the terms and provisions of this Agreement.

            SECTION 1.5. No Transfers. Prior to the date twenty-one (21) business days after the expiration of the Call Exercise Period, Heinz agrees that neither it nor any person or entity which, directly or indirectly, alone or through one or more intermediaries, controls, or is controlled by, or is under common control with Heinz (an "Affiliate") will, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or enter in any contract, option, hedge or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, or reduction in its risk with respect to, any WWI Common Stock beneficially owned by Heinz or any of its Affiliates except to WWI or its Affiliates pursuant to the terms hereof.

            SECTION 1.6. Closing. On each Put Date or Call Date, Heinz and WWI will each deliver to the other party hereto (i) a copy of all of their corporate resolutions authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, accompanied by a certification of the Secretary or Assistant Secretary of such entity to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded and (ii) an incumbency certificate from the Secretary or Assistant Secretary of such entity.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            SECTION 2.1. Representations and Warranties of Heinz. Heinz represents and warrants to WWI as of the date hereof and as of each Put Date or Call Date that:

            (a) Due Incorporation. Heinz is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

            (b) Authority, Execution and Binding Effect. The execution, delivery and performance by Heinz of this Agreement and the transactions contemplated hereby are within its corporate powers, and have been duly authorized by all necessary action on the part of Heinz, and no other corporate act or proceeding on the part of Heinz is necessary to approve the execution and delivery of this Agreement or the consummation by Heinz of the transactions contemplated hereby. This Agreement has been validly executed and delivered by Heinz. Assuming due authorization, execution and delivery by WWI, this Agreement constitutes a valid and binding agreement of Heinz, enforceable against Heinz in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement or creditors' rights generally or by equitable principles.

            (c) No Governmental Consent Required. The execution, delivery and performance by Heinz of this Agreement require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except such as have been obtained or except where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not, in the aggregate, reasonably be expected to adversely affect the ability of Heinz to perform its obligations hereunder.

            (d) No Conflicts. The execution, delivery and performance of this Agreement by Heinz will not, with or without the giving of notice or lapse of time, or both, (i) conflict with the certificate of incorporation or by-laws or similar constitutive documents of Heinz or (ii) result in the creation of any encumbrance, lien, mortgage, charge, claim, option, pledge, license, sublicense, security interest, assignment by way of security, call, proxy or similar restriction ("Encumbrances") over the Subject Shares or (iii) result in any breach of any terms or provisions of, or constitute a default under, or conflict with any material contract, agreement or instrument to which Heinz is a party or by which Heinz is bound, except for such breaches, defaults or conflicts which, individually or in the aggregate, would not be likely to have a material adverse effect on the financial position, results of operations or business of Heinz, or
(iv) violate any material provision of law, statute, rule or regulation to which it is subject or any material order, judgment or decree applicable to Heinz.

            (e) Stock Ownership; Title to Shares. All of the Subject Shares are as of the date hereof and will be on each Put Date or Call Date owned beneficially and of record by Heinz, free and clear of all Encumbrances. When WWI acquires the Subject Shares pursuant to the provisions of this Agreement, upon payment of the Put Price or the Call Price, as applicable, it will receive the Subject Shares free and clear of any Encumbrances other than Encumbrances resulting from acts or omissions of or created by WWI. Heinz has not granted any option or right, and is not party to any other agreement, and no such option, right or agreement exists which requires, or which upon the passage of time, the payment of money or the occurrence of any other event, may require Heinz to transfer any of the Subject Shares to anyone other than as contemplated by this Agreement.

            (f) Litigation. There is no claim, cause of action, allegation, action, suit, proceeding, litigation, arbitration or investigation ("Action") pending or, to Heinz's knowledge, threatened (i) by or against Heinz or any of its Affiliates which would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby or (ii) with respect to the transactions contemplated hereby, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority which, if adversely determined, would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby. There is no order, decree, injunction or judgment pending or in effect against Heinz or any of its Affiliates which would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby.

            (g) Brokers and Finders. WWI will not be responsible or in any way obligated for the payment of any fees, commissions or expenses of any broker, agent, finder or intermediary retained by Heinz in connection with the transactions contemplated hereby.

            SECTION 2.2. Representations and Warranties of WWI. WWI represents and warrants to Heinz as of the date hereof and as of each Put Date or Call Date that:

            (a) Due Incorporation. WWI is a corporation, duly organized, validly existing and in good standing, under the laws of the Commonwealth of Virginia.

            (b) Authority, Execution and Binding Effect. The execution, delivery and performance by WWI of this Agreement and the transactions contemplated hereby are within its corporate powers, and have been duly authorized by all necessary action on the part of WWI, and no other corporate act or proceeding on the part of WWI is necessary to approve the execution and delivery of this Agreement or the consummation by WWI of the transactions contemplated hereby. This Agreement has been validly executed and delivered by WWI. Assuming due authorization, execution and delivery by Heinz, this Agreement constitutes a valid and binding agreement of WWI, enforceable against WWI in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement or creditors' rights generally or by equitable principles.

            (c) No Governmental Consent Required. The execution, delivery and performance by WWI of this Agreement require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except such as have been obtained or except where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not, in the aggregate, reasonably be expected to adversely affect the ability of WWI to perform its obligations hereunder.

            (d) No Conflicts. The execution, delivery and performance of this Agreement by WWI will not, with or without the giving of notice or lapse of time, or both, (i) conflict with the certificate of incorporation or by-laws or similar constitutive documents of WWI or (ii) result in any breach of any terms or provisions of, or constitute a default under, or conflict with any material contract, agreement or instrument to which WWI is a party or by which WWI is bound, except for such breaches, defaults or conflicts which, individually or in the aggregate, would not be likely to have a material adverse effect on the financial position, results of operations or business of WWI or (iii) violate any material provision of law, statute, rule or regulation to which it is subject or any material order, judgment or decree applicable to WWI.

            (e) Litigation. There is no Action pending or, to WWI's knowledge, threatened (i) by or against WWI or any of its Affiliates which would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby or (ii) with respect to the transactions contemplated hereby, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority which, if adversely determined, would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby. There is no order, decree, injunction or judgment pending or in effect against WWI which would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby.

            (f) Brokers and Finders. Heinz will not be responsible or in any way obligated for the payment of any fees, commissions or expenses of any broker, agent, finder or intermediary retained by WWI in connection with the transactions contemplated hereby.

                                   ARTICLE III

                                    COVENANTS

            SECTION 3.1. Cooperation; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the Parties shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including providing information and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.

            (b) In case at any time before or after any Put Date or Call Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Parties shall execute such further documents (including assignments, acknowledgments and consents and other instruments of transfer) and shall take such further action as shall be necessary or desirable to carry out the purposes of this Agreement, in each case to the extent not inconsistent with applicable law.

            (c) Subject to the terms and conditions hereof, each of the Parties shall use its reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement.

            SECTION 3.2. Public Disclosure. Except to the extent that either Party is required by law or regulation to do so, each of the Parties agrees that it shall not, and shall not authorize or permit any of its officers, directors, agents or representatives or those of any of its Affiliates to, make any public disclosure of the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the consent of the other Party. If any Party is required by law or regulation to publicly disclose the existence of this Agreement, the contents hereof or the transactions contemplated hereby, such Party shall give the other Party at least two (2) business days to review its proposed form of public disclosure.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

            SECTION 4.1. Conditions to Obligations of WWI. The obligations of WWI to consummate the transactions contemplated by this Agreement to occur on each Put Date or Call Date shall be subject to the satisfaction or waiver of the following conditions on or prior to the applicable Put Date or Call Date:

            (a) Representations and Warranties. The representations and warranties of Heinz contained in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the applicable Put Date or Call Date as if made at such Put Date or Call Date.

            (b) Covenants and Agreements. Heinz shall have performed or complied with in all material respects each covenant, agreement and obligation required to be performed by it at or prior to such Put Date or Call Date.

            (c) Officer's Certificate. WWI shall have received a certificate of the President or any Vice President of Heinz certifying the satisfaction of the conditions set forth in Sections 4.1(a) and (b) at each Put Date or Call Date.

            (d) No Injunction. No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, or by a governmental or regulatory body, which remains in effect and invalidates any or all of the provisions of this Agreement or prohibits or enjoins the consummation of any of the transactions contemplated by this Agreement.

            (e) No Prohibitions. There shall not exist and be continuing a default or an event of default on the part of WWI or any subsidiary of WWI under any loan, guarantee or other agreement under which WWI or any subsidiary of WWI has borrowed or guaranteed money in excess of $1.0 million nor shall the repurchase contemplated by Article I hereof on such Put Date or Call Date result in a default or an event of default on the part of WWI or any subsidiary of WWI under any such agreement nor shall the repurchase not be permitted under Section 13.1-653 of the Virginia Stock Corporation Act (the "VSCA") or otherwise violate the VSCA or the applicable statutes of any state in which WWI reincorporates.

            SECTION 4.2. Conditions to Obligations of Heinz. The obligations of Heinz to consummate the transactions contemplated by this Agreement to occur on each Put Date or Call Date shall be subject to the satisfaction or waiver of the following conditions on or prior to the applicable Put Date or Call Date:

            (a) Representations and Warranties. The representations and warranties of WWI contained in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the applicable Put Date or Call Date as if made at such Put Date or Call Date.

            (b) Covenants and Agreements. WWI shall have performed or complied with in all material respects each covenant, agreement and obligation required to be performed by it at or prior to such Put Date or Call Date.

            (c) Officer's Certificate. Heinz shall have received a certificate of the President or any Vice President of WWI certifying the satisfaction of the conditions set forth in Sections 4.2(a) and (b) at each Put Date or Call Date.

            (d) No Injunction. No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, or by a governmental or regulatory body, which remains in effect and invalidates any or all of the provisions of this Agreement or prohibits or enjoins the consummation of any of the transactions contemplated by this Agreement.

                                    ARTICLE V

                                  MISCELLANEOUS

            SECTION 5.1. Termination. On the date twenty-one (21) business days after the expiration of the Call Exercise Period, the provisions of Article I of this Agreement shall terminate and no longer be binding or of further force or effect with respect to any Subject Shares not sold pursuant to this Agreement; provided that nothing in this Section 5.1 shall relieve any Party from any liability for any breach of such Party's representations, warranties, covenants or agreements contained in this Agreement prior to such termination.

            SECTION 5.2. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. The Parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the extent permitted by law.

            SECTION 5.3. Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement.

            SECTION 5.4. Notices. All notices (except for a Put Notice or a Call Notice, which shall be delivered by registered mail or by courier), requests and other communications to any Party shall be in writing (including facsimile transmission) and shall be given:

            if to WWI, to:

                  Weight Watchers International, Inc.
                  175 Crossways Park West
                  Woodbury, NY  11797
                  Fax:  (516) 390-1795
                  Attention:  General Counsel
            with copies to:

                  The Invus Group, Ltd.
                  135 East 57th Street - 30th Floor
                  New York, NY 10022
                  Fax:  (212) 371-1829
                  Attention:  Raymond Debbane

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Fax: (212) 455-2502
                  Attention: Robert E. Spatt, Esq.

            if to Heinz, to:

                  H.J. Heinz Company
                  600 Grant Street
                  Pittsburgh, Pennsylvania 15219
                  Telecopy: (412) 456-6102
                  Attention: Senior Vice President and General Counsel

            SECTION 5.5. Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns, provided, however, that neither this Agreement nor any of the rights, interests or obligations herein may be assigned, including by operation of law or otherwise, by any Party without the prior written consent of the other Party, except that Heinz may assign its rights and obligations under this Agreement to an Affiliate if (a) Heinz unconditionally guarantees in writing (such writing to be in form and substance satisfactory to WWI) that such Affiliate to which Heinz's rights and obligations are assigned will perform fully all the obligations of Heinz under this Agreement and (b) such Affiliate assumes in writing (such writing to be in form and substance satisfactory to WWI) the obligations of Heinz under this Agreement.

            SECTION 5.6. Amendment. This Agreement may be amended, modified or waived in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by each of the parties hereto or by their duly appointed representatives or successors. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided therein.

            SECTION 5.7. Transfer Taxes. All excise, sales, value added, use, registration, stamp, transfer and other similar excise or conveyance taxes, levies, charges and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Heinz.

            SECTION 5.8. Governing Law. This Agreement and the rights and duties of the Parties shall be governed by, and construed in accordance with, the law of the State of New York.

            SECTION 5.9. Jurisdiction; Venue; Process. The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall properly lie and shall be brought in any federal or state court located in the State of New York. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties hereto irrevocably agree that venue would be proper in such court, and hereby irrevocably waive any objection that such court is an improper or inconvenient forum for the resolution of such action.

            SECTION 5.10. MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

            IN WITNESS WHEREOF, the Parties have executed this Put/Call Agreement on the day first written above.

                                  WEIGHT WATCHERS INTERNATIONAL, INC.



                                  By____________________________________________
                                      Name:  Linda A. Huett
                                      Title: President & Chief Executive Officer



                                  H.J. HEINZ COMPANY



                                  By____________________________________________
                                      Name:
                                      Title: